Exhibt 14.1

                              DORMAN PRODUCTS, INC.

                                 CODE OF ETHICS
                          FOR SENIOR FINANCIAL OFFICERS



I.       Introduction

         This Code of Ethics for Senior Financial Officers (the "Code") applies to Senior Financial Officers of Dorman Products, Inc. and its subsidiaries (collectively, the "Company"). The term "Senior Financial Officer", as used in this Code, means the Company's Chief Executive Officer (i.e., the principal executive officer), Chief Financial Officer (i.e., the principal financial officer), Principal Accounting Officer, Controller and any other person performing similar functions.

         While this Code provides general guidance for appropriate conduct and avoidance of conflicts of interest, it does not supersede specific policies that are set forth in other Company policy statements.

         The purpose of this Code is to provide guidance to the Company's Senior Financial Officers with regard to and to promote the following:

o honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

o * full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the "stocktickerSEC") and in other public communications made by the Company;

o        * compliance with applicable governmental laws, rules and regulations;

o * prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

o        * accountability for adherence to the Code.

         Each day, you are faced with making decisions that will affect the Company's business. You are obligated to comply with the Code guidelines and should avoid even the appearance of unethical or unprofessional behavior. To that end, you should seek advice from the Company's General Counsel when faced with a situation that may violate or give the appearance of violating the Code, Company policies, laws, rules or regulations.

II.      Honest and Ethical Conduct

         The Company expects and requires ethical behavior from Senior Financial Officers. You are expected to act in the best interests of the Company. Further, you must engage in and promote honest and ethical conduct, including handling actual or apparent conflicts of interest in an ethical manner, and act with honesty and integrity.

III.     Conflicts of Interest

         A conflict of interest exists when your personal interests interfere with, or give the appearance of interfering with, the interests of the Company. In the best interests of the Company, you must avoid actual or apparent conflicts between your personal interests and those of the Company, including gaining improper personal benefits as a result of your position. In addition, you should not use corporate assets or information for your personal gain. You should advise the General Counsel's office of any potential or suspected conflict so that the General Counsel's office can determine whether further approval from the Audit Committee of the Board of Directors of the Company is required. Conflicts of interest involving Senior Financial Officers are prohibited except when approved by the Audit Committee of the Company's Board of Directors.

IV.      Accuracy of Reporting

         As a publicly traded Company, the Company is required to comply with federal and state laws and regulations with respect to accuracy in the information it reports to the stocktickerSEC and communicates to the public. The Company's financial statements are relied upon both internally and externally by individuals making business or investment decisions. Accuracy and candor is critical to the financial health of the Company. As a result, Senior Financial Officers must act in good faith, responsibly, with due care and diligence in preparing the financial statements, reports and other documents filed or submitted to the stocktickerSEC as well as other public communications made by the Company (collectively, "stocktickerSEC Reports and Public Documents").

         As a Senior Financial Officer, you must help ensure that stocktickerSEC Reports and Public Documents fairly disclose the Company's assets, liabilities and material transactions engaged in by the Company. You are responsible for the stocktickerSEC Reports and Public Documents meeting the following requirements:

                  * SEC Reports and Public Documents must, in reasonable
                    detail, accurately and fairly reflect the transactions engaged in by the Company and acquisitions and disposition of the Company's assets;

                   * SEC Reports and Public Documents must not contain
                     any untrue statement of material fact that would make the statements in the stocktickerSEC Reports and Public Documents misleading;

o                  * Financial reports must be prepared in accordance
                     with, or reconciled to, Generally Accepted Accounting Principles and applicable stocktickerSEC rules, including the stocktickerSEC accounting rules; and

                   * SEC Reports and Public Documents must contain full,
                     fair, accurate, timely and understandable disclosure.

         If you become aware of inaccuracies contained in the SEC
         Reports and Public Documents, or material omissions from the SEC Reports and Public Documents, you are required to immediately report such inaccuracies or omissions to the Chairman of the Company's Audit Committee pursuant to the procedure outlined in Section VI.

         Finally, you are required to respect the confidentiality of information acquired in the course of the performance of your responsibilities.

V.       Compliance with Laws, Rules and Regulations

         The Company's continued and current success largely depends upon its reputation for engaging in its business in an ethical and legal manner. Therefore, Senior Financial Officers must comply with both the letter and spirit of federal, state and local laws, rules and regulations applicable to the Company's business.

VI.      Responsibility for Reporting

         The Company has established a reporting system that requires Senior Financial Officers to report violations of any of the policies set forth in this Code. These mandatory reporting obligations apply whether or not the reporting person was personally involved in the alleged violation of the policies set forth in this Code.

         Upon observing or learning of any violation of the policies set forth in this Code, Senior Financial Officers must report the same by writing a letter describing the suspected violation with as much detail as possible and sending the letter to the Chairman of the Audit Committee, Confidential - Conduct of Business Affairs at: Dorman Products, Inc., P.O. Box 1800, 3400 East Walnut Street, Colmar, PA, 18915 or you may file a report with Ethics Point at www.ethicspoint.com or 1-866-384-4277.

         The Senior Financial Officer is required to sign the letter, unless such complaint relates to questionable accounting or auditing matters described below. The letter will be treated confidentially by the Company unless disclosure is required or deemed advisable by the Company in connection with any actual or potential governmental investigation or unless advised by the Company's outside counsel that disclosure would be in the interest of the Company. Anonymous letters will not normally be investigated, unless the correspondence concerns questionable accounting or auditing matters covered by the Whistle-Blower Policy.

         The Company will not investigate letters containing allegations of unspecified wrongdoing without verifiable evidentiary support. The report of an alleged violation of the Code must be factual, rather than speculative or conclusory, and must contain the following specific information to justify the commencement of an investigation: (i) the alleged event, including the date and location of such event, or issue that is the subject of the letter; (ii) the name of each person involved; and (iii) any additional information, documentation or other evidence available to support the reported violation.

         Once the Company receives notice of a suspected violation of this Code that complies with the foregoing requirements, the Company shall promptly begin an investigation. Such investigation shall be supervised by the Audit Committee. Once a violation is found to exist, the individual that violated the Code shall be subject to disciplinary action as described in Section stocktickerVII of the Code.

         The system of receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters that ensures the confidential and anonymous submission of employees' concerns regarding questionable accounting or auditing matters is covered by the separate Whistle-Blower Policy adopted by the Company. You can get a copy of such policy from the Company's General Counsel.

         The Company will not condone any form of retribution upon any Senior Financial Officer who uses the reporting system in good faith to report suspected wrongdoers, unless the individual reporting the violation is one of the violators. The Company will not tolerate any harassment or intimidation of any Senior Financial Officer using the reporting system. The Company will also exercise disciplinary action against any Senior Financial Officer who is found to have intimidated or harassed a person who has reported a suspected violation in good faith.

VII.     Compliance; Administration

         As a condition of employment and continued employment, each Senior Financial Officer must accept the responsibility of complying with the foregoing policies and acknowledge his or her receipt of the Code by executing the Acknowledgement attached hereto.

         Any Senior Financial Officer who knowingly and willfully violates any of these policies is subject to disciplinary action including but not limited to suspension or termination of employment, and such other action, including legal action, as the Company believes to be appropriate under the circumstances. The Audit Committee will make the determination as to penalties applicable to Senior Financial Officers for Code violations.

VIII.    Amendments; Waiver

         The Company reserves the right to amend, waive or alter the policies set forth in the Code at any time. Any amendment to the Code, or waiver or implicit waiver of any provision of the Code requires the approval of a majority of the Company's non-management directors.

         Unless the stocktickerSEC rules and regulations otherwise provide, amendments to and waivers of any provision of the Code must be promptly disclosed in accordance with stocktickerSEC regulations, including an explanation of why the waiver or implicit waiver was granted. Unless the stocktickerSEC rules and regulations otherwise provide, the term "waiver" means the Company's approval of a material departure from a provision of the Code; and the term "implicit waiver" means the Company's failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to the Company's executive officer.


Adopted: August 1, 2006.



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                                                      ACKNOWLEDGEMENT

         I hereby acknowledge receipt of the Code of Ethics for Senior Financial Officers (the "Code") of Dorman Products, Inc and its subsidiaries (collectively, the "Company"). I have read the Code and understand and acknowledge that I may be subject to disciplinary action including, but not limited to suspension, termination of employment, or any other action, including legal action, by the Company in the event of my violation of the Code.




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